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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of ITC Holdings Corp. and its Subsidiaries dated March 21, 2005 (July 19, 2005 as to the effects of the stock split, the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, and the Amended and Restated Articles of Incorporation described in Note 18), appearing in the Prospectus of ITC Holdings Corp., filed pursuant to Rule 424(b) of the Securities Act (Registration Statement No. 333-123657).

        We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan
July 27, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM